Exhibit 10.49

[Date]
[Recipient]
[Recipient Address]
Dear [Recipient]:
In recognition of your past and anticipated contributions in connection with the proposed merger (the “Merger”) between American Equity Investment Life Holding Company (the “Company”) and Brookfield Reinsurance Ltd. contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated July 4, 2023, by and among the Company and the other parties thereto, you are eligible to receive a special cash incentive payment in an amount equal to $[●] (the “Transaction Incentive”) in accordance with the terms of this letter (this “Letter”). Capitalized terms used but not defined in this Letter have the meaning ascribed to them in the Merger Agreement.
The Transaction Incentive will be paid to you in a cash lump sum on or within [30] days following the closing (the “Closing”) of the Merger, less applicable tax withholding obligations and deductions, subject to both the occurrence of the Closing and your continued employment with the Company and its Subsidiaries through the Closing.
In the event your employment with the Company and its Subsidiaries terminates for any reason before the Closing occurs, the entire amount of the Transaction Bonus will be forfeited without consideration.
If the Merger Agreement is terminated in accordance with its terms and the Closing has not occurred, this Letter will terminate and be of no force or effect.
[Signature page follows]

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:
Name: [●]
Title: [●]

Dated:

Accepted and Agreed:

[Recipient Name]

Dated: